CERTIFICATE OF LIMITED PARTNERSHIP
OF
TUBE FORMING, L.P.

This Certificate of Limited Partnership ("Certificate") of Tube Forming, L.P. (the "Partnership") is being executed on the 27th day of December, 1996, to be effective as of the day filed with the Office of the Secretary of State of Delaware.

WHEREAS, the Partnership will be (i) formed at the time of the filing of this Certificate in the Office of the Secretary of State, (ii) operated pursuant to that certain Agreement of Limited Partnership ("Partnership Agreement") dated as of the 27th day of December, 1996 (the "Partnership Agreement") and (iii) governed by the Delaware Revised Uniform Limited Partnership Act (the "Act"), to the extent the Act is not inconsistent with the Partnership Agreement; and

WHEREAS, the Partnership Agreement and the Act require the filing of a Certificate of Limited Partnership with the Secretary of State;

NOW, THEREFORE, the undersigned does hereby certify that:

1. **NAME.** The name of the Partnership is Tube Forming, L.P.

2. **PRINCIPAL OFFICE.** The address of the principal office of the Partnership is:

1533 Crescent Drive
Carrollton, Texas 75006

3. **REGISTERED OFFICE AND REGISTERED AGENT.** The name of the Registered Agent and its address and the address of the Registered Office of the Partnership for service of process in Delaware is:

The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801

4. **NAME AND ADDRESS OF GENERAL PARTNER.** The name and the business and mailing address of the sole general partner of the Partnership is as follows:

Wolverine Tube, Inc.
2100 Market Street, N.E.
Decatur, Alabama 35601

This Certificate has been executed on the day and year first above written by the sole general partner of the Partnership, to be effective as of the day filed with the Office of the Secretary of State of Delaware.

GENERAL PARTNER:

Wolverine Tube, Inc., a Delaware corporation

By: James E. Deason
JAMES E. DEASON (Name)
Ex. Vice President Finance & Admin (Title)

DLMAIN02 Doc: 248201_1
Printed: 12-20-96 18:12